EXHIBIT 4.2

May 8, 2002

Mr. W. Kris Brown
President, CEO & Chairman of the Board
Tel-One, Inc.
5414 W. Crenshaw St.
Tampa, FL 33634

Dear Kris:

     On behalf of Pinnacle Capital Services, LLC (PCS"), I wish to thank Tel-One, Inc. and its owners, shareholders and affiliates (collectively, the "Company") for the opportunity to represent you as an advisor in connection with the Company's growth efforts. The purpose of this letter (the "Agreement") is to set forth the terms and conditions under which Donald E. Quarterman and Christopher D. Gilcher agree, as employees of PCS, to serve the Company as an advisor.

1. SERVICES. PCS shall cause each of Donald E. Quarterman and Christopher D. Gilcher to use his best efforts to perform the following services in a timely manner: (a) become familiar with the business and operations of the Company and review and analyze the Company's formal and informal financial, strategic, and business plans; (b) in conjunction with the Company, prepare and update a formal business plan; (c) advise the Company in strategic planning matters and assist in the implementation of short- and long-term strategic planning to fully develop and enhance the Company's assets, resources, products, and services; (d) assist in the development and awareness of the Company's core business of telephony project management in regional and national markets; (e) advise and attend technology trade shows and events in an attempt to increase the awareness of Tele-Medicine and other technologies of the Company's core business; (f) assist in furthering the development of referral of multi-site clients for the Company's core business; (g) advise the Company on regional and national trends in the telecommunications industry; (h) advise the Company of relative merger and acquisition candidates relating to the telecommunications industry and present to the Company acquisition targets, business opportunities, joint ventures, and other forms of revenue enhancements; (j) assist and advise the Company regarding the recruitment of potential candidates for the Company's Board of Directors and assist and advise the Company in its recruitment efforts of key executive and managerial talent consistent with the expansion of the operations of the Company; (k) provide advice to and consult with the Company concerning management, marketing, strategic planning, and corporate organization in connection with the Company's business and expansion of services and review and advise the Company regarding its overall progress, needs, and condition; and (l) perform other services as may be reasonably requested by the Company that are within the normal scope of operations of PCS.

2. TERM. The term of this Agreement shall commence upon the execution of this Agreement by the Company and PCS (the "Effective Date") and end on the first anniversary thereafter unless terminated earlier according to paragraph 6.

3. CONSIDERATION. In consideration for the services to be provided by PCS, the Company shall issue to Christopher D. Gilcher and Donald E. Quarterman, as the designated representatives of PCS, certificates representing 400,000 shares of the Company's common stock, $.001 par value, (the "Shares") in the denominations and with the restrictions set forth on Schedule A.

4. DELIVERY OF CONSIDERATION. Upon the Effective Date, the Company shall deliver (a) certificates representing 125,000 Shares (250,000 Shares in the aggregate) without any restrictions (i.e., freely tradable) to each of Messrs. Gilcher and Quarterman and (b) certificates representing the balance of the Shares to Foley & Lardner, as escrow agent (the "Escrow Agent"), on the terms and conditions set forth in the escrow agreement attached hereto as Exhibit A.

5. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to PCS that the statements contained in this paragraph 5 are correct and complete as of the Effective Date:

          (a) The Company is a corporation duly organized, validly existing and of active status under the laws of the State of Florida.

          (b) The Company has full corporate power and authority to (i) conduct its business as now conducted and as proposed to be conducted and to own, use, license, and lease its assets and properties and (ii) enter into this Agreement and to consummate the transactions contemplated herein (including, without limitation, the issuance and registration of the Shares). Neither the execution of this Agreement nor the consummation of the transactions contemplated in this Agreement by the Company will constitute or cause a breach or violation of any covenants or obligations binding upon it or affecting any of its properties. No approval of or filing with any federal, state, or local court, authority or administrative agency is necessary to authorize the execution of this Agreement by the Company or the consummation of the transactions contemplated in this Agreement by the Company. There is no judgment, decree, injunction, rule, or order of any court, governmental department, commission, agency, instrumentality, or arbitrator outstanding against the Company that could reasonably be expected to have a material adverse effect on the ability of the Company to fulfill its obligations under this Agreement.


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          (c) The Shares to be issued pursuant to this Agreement will be duly authorized, validly issued fully paid and nonassessable, and no stockholder of the Company has preemptive rights with respect to the Shares. The Shares will be delivered free and clear of all liens, encumbrances, and other claims or restrictions, except as provided herein.

          (d) Neither the Company nor any person acting on its behalf has taken any action (including, without limitation, any offering of any securities of the Company under circumstances that would require, under the Securities Act of 1933, as amended (the "Act"), the integration of such offering with the offering, issuance, and sale of the Shares) that might reasonably be expected to subject the offering, issuance, or sale of the Shares to the registration requirements of Section 5 of the Act.

          (e) The Company meets the eligibility requirements under the Act for the use of Form S-8 to register the Shares.

6.   TERMINATION. This Agreement may be terminated at any time:
          (a)  by mutual written agreement of the parties;
          (b) by the Company (i) upon a willful breach by PCS of any of provisions of this Agreement if such breach results in material injury to the Company or (ii) upon 30 days' prior written notice to PCS;
          (c) by PCS (i) if any representation or warranty of the Company is not true and correct in all material respects as of the Effective Date,
     (ii) if the Company does not fully comply with any covenant or agreement in this Agreement, (iii) upon a Change of Control (as defined below) in the Company, or (iv) upon 30 days' prior written notice to the Company.

          This Agreement shall not be terminated by either party for the reasons set forth in 6(b)(i) or 6(c)(i)-(iii), without the terminating party (a) giving notice to the other party setting forth in reasonable detail the reasons for the terminating party's intention to terminate and (b) providing an opportunity to cure, if capable of being cured, within 15 days after the non-terminating party's receipt of such notice.

7. EFFECT OF TERMINATION. Without limiting any other remedies available to the terminating party for any willful or intentional breach of this Agreement,
     (a) if (i) the Company shall terminate this Agreement pursuant to paragraph 6(b)(i) or (ii) PCS shall terminate this Agreement pursuant to paragraph 6(c)(iv), then PCS shall return to the Company any Shares that are subject to restriction as described on Schedule I on the date of such termination and (b) if (i) the Company shall terminate this Agreement pursuant to paragraph 6(b)(ii) or (ii) PCS shall terminate this Agreement pursuant to paragraphs 6(c)(i), (ii), or (iii), then all restrictions on the Shares as described on Schedule I shall terminate and the Shares shall be freely tradable.

8. EXPENSES. In addition to the consideration set forth in paragraph 3, the Company shall reimburse PCS and its affiliates, upon request, for all reasonable out-of-pocket expenses incurred in connection with the performance by PCS of its obligations under this Agreement. Out-of-pocket expenses may include necessary out-of-town travel agreed to by the Company (including meals and lodging), database services, courier charges, and fees and expenses of third parties such as legal counsel, etc. The Company shall approve such expenses in advance.

9. REGISTRATION. The Company shall prepare and file a registration statement on Form S-8 on or before June 20, 2002, providing for the sale of all the Shares by Messrs. Gilcher and Quarterman. The Company will pay all expenses in connection with the registration of the Shares pursuant to this paragraph 9, including, without limitation, all Securities and Exchange Commission registration and filing fees, fees and expenses of compliance with securities or blue sky laws, and fees and expenses of the Company's counsel.

10. CHANGE OF CONTROL. In the event of a Change of Control, any restrictions on the Shares shall terminate and they shall be freely tradable. "Change of Control" means: (a) the adoption of a plan of reorganization, merger, share exchange, or consolidation of the Company with one or more other corporations or other entities as a result of which the holders of the Company's common stock as a group would receive less than 50% of the voting power of the capital stock or other interests of the surviving or resulting corporation or entity (unless such plan is subsequently abandoned); (b) the adoption by the Company's shareholders of a plan of liquidation or the approval of the dissolution of the Company (unless such liquidation or dissolution is subsequently abandoned); (c) the approval by the Company's shareholders of an agreement providing for the sale of all or substantially all the assets of the Company (unless such sale is subsequently abandoned);
     (d) the acquisition of more than 30% of the outstanding shares by any person within the meaning of Rule 13(d)(3) under the Act if such acquisition is not preceded by a prior expression of approval by the Board; or (e) one-third or more of the Company's Board of Directors are not Continuing Directors. A "Continuing Director" means any member of the Board of Directors who was a member on the Effective Date and any director who was recommended for election or is elected to fill a vacancy as a director by a majority of the Continuing Directors then on such Board.

11. INDEMNITY. The Company agrees to indemnify, defend, and hold harmless PCS and its affiliates, directors, officers, employees, agents, members, managers successors, assigns, and controlling persons (as defined in the Act) (each, an "Indemnified Party") from and against any and all losses, claims, damages, costs, expenses, and liabilities (including any investigatory, legal, and other expenses incurred as they are incurred by an Indemnified Party in connection with preparing for or defending any action, claim, or proceeding, whether or not resulting in any liability) (collectively, "Indemnifiable Losses") to which any Indemnified Party may become subject or liable relating to or arising out of (a) the Agreement or the services to be performed under the Agreement or any agreement between the parties to this Agreement, (b) any transactions referred to in the


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     Agreement or any transactions arising out of the transactions contemplated by the Agreement, (c) any inaccuracy in or breach in the representations and warranties of the Company contained in this Agreement, and (d) any failure of the Company to perform its obligations under this Agreement, provided that the Company shall not be liable to an Indemnified Party in any such case to the extent that any such Indemnifiable Loss is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted as a direct and proximate cause from the willful misconduct or gross negligence of an Indemnified Party. No Indemnified Party shall be liable, responsible, or accountable in damages and costs and expenses (including attorneys' fees) under this Agreement except for any liability for losses, claims, damages, or liabilities finally judicially determined to have resulted solely and exclusively from actions taken or omitted to be taken as a direct result of such Indemnified Party's gross negligence or willful misconduct. If for any reason, except as specifically provided herein, the foregoing indemnity for Indemnifiable Losses is unavailable to an Indemnified Party or insufficient to fully hold any Indemnified Party harmless, then the Company agrees to contribute to the amount paid or payable by such Indemnified Party as a result of such Indemnifiable Losses in such proportion as is appropriate to reflect the relative benefits received by and fault of the Company, on the one hand, and the relative benefits received by and fault of PCS, on the other hand. The Company agrees that it will not settle, compromise, or consent to the entry of any judgment in any pending or threatened claim, action, or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not PCS or any other Indemnified Party is an actual or potential party to such claim, action, or proceeding), unless such settlement, compromise, or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action, or proceeding.

12. NON-CIRCUMVENT AGREEMENT. The Company agrees that all third parties introduced to it by PCS represent significant efforts and working relationships that are unique to, and part of, the work product of PCS. Therefore, without the prior specific written consent of PCS, the Company agrees to refrain from conducting direct or indirect business dealings of any kind, with any third party so introduced by PCS, with the exception of third parties with which the Company has previously had a formal business relationship, for a period of three years from the initial introduction made during the course of this Agreement. In the event of a violation of this provision, PCS shall be entitled to obtain, on an ex parte application, appropriate injunctive relief from any court of competent jurisdiction, together with and including all remedies available at law. This provision shall survive the remaining obligations and performance due hereunder.

13. LEGAL MATTERS. This Agreement shall be interpreted under and governed by the laws of the State of Florida. Except as set forth in paragraph 12, any controversy, dispute, or claim between the parties relating to this Agreement shall be resolved by binding arbitration in Hillsborough County, Florida, in accordance with the rules of the American Arbitration Association. The parties agree that in the event that any controversy, dispute, or claim between the parties relating to this Agreement, is resolved by binding arbitration, the prevailing party, as determined by the arbitrator's award, shall be entitled to reimbursement of all expenses including reasonable attorney's fees; provided that in no event shall the arbitrator have the authority to award punitive damages.

14. REPRESENTATION. The parties agree and acknowledge that the services to be provided by PCS under this Agreement are not in connection with the offer or sale of securities of the Company in a capital raising transaction and do not include, directly or indirectly, the promotion or maintenance of a market for the Company's securities. The parties specifically acknowledge that PCS has advised the Company that it is not a duly licensed securities broker /dealer or member investment banking firm and, PCS is not required under this Agreement to sell any securities or provide any services that are exclusive to licensed securities broker/dealers or member investment banking firms. The duties of PCS shall not include legal, accounting, or appraisal services, which shall be procured by the Company at its own expense. The Company shall fully cooperate with any company affiliated with PCS and shall furnish to PCS and such affiliated company complete and accurate current and historical business information. The Company represents and warrants to PCS that all information to be provided to PCS will not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements therein not misleading. The Company shall promptly inform PCS of any changes or events that may materially affect the Company's business.

15. INDEPENDENT CONTRACTOR. PCS is an independent contractor and may engage in other business activities. Since PCS is an independent contractor, nothing in this Agreement shall be interpreted to constitute that PCS is an agent of, employee of, or partner of the Company, nor shall either party have any authority to bind the other. In its capacity as an independent contractor, PCS agrees, and the Company agrees, that PCS has the sole right to control and direct the means, manner, and method by which the services required by this Agreement will be performed and the Company shall not withhold from PCS's compensation any amount that would normally be withheld from an employee's pay.

16. ENTIRE AGREEMENT. This Agreement and the schedules and exhibits to this Agreement constitute the entire agreement between the parties pertaining to the subject matter hereof and supersedes and cancels any prior communications, representations, understandings, and agreements between the parties. No modifications of or changes to this Agreement shall be binding, nor can any of its provisions be waived, unless agreed to in writing by the parties.

17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which together shall constitute one instrument.

18. CONFIDENTIALITY. The parties agree that the terms and all of the encompassing components of this Agreement shall be kept confidential, unless this information is required to be disclosed pursuant to any inquiries by federal, state, or local law enforcement or pursuant to paragraph 9.

     If the foregoing is acceptable to you, please execute this Agreement in the place provided below and return a copy to me at the following address: 3837 Northdale Blvd., Suite 303, Tampa, FL 33624.

Very  Truly  Yours,
Pinnacle  Capital  Services,  LLC



By:  /S/  CHIRSTOPHER GILCHER
     ------------------------
     Christopher D. Gilcher
     Managing Partner


ACCEPTED AND AGREED TO THIS 8th DAY OF May, 2002.


Tel-One, Inc.



By:  /S/  KRIS BROWN
     ---------------
     W. Kris Brown, President, CEO & Chairman of the Board


                                     JOINDER
                                     -------

     The undersigned hereby join in this Agreement and consent to its terms insofar as this Agreement relates to the delivery of common stock of the Company to the undersigned.

                            /S/ CHRISTOPHER GILCHER
                            -----------------------
                            CHRISTOPHER D. GILCHER


                            Date: May 8, 2002

                            /S/ DONALD E. QUATERMAN
                            -----------------------
                            DONALD E. QUARTERMAN


                            Date: May 8, 2002


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                                   SCHEDULE A

Certificates representing 400,000 shares in the aggregate shall be issued to each of Christopher D. Gilcher and Donald E. Quarterman equally in the denominations and with only the restrictions set forth below. All Lock-Up periods shall commence on the Effective Date of the Agreement.

     (a)  250,000 shares with no restrictions (i.e. freely tradable);
     (b)  37,500 shares with a 90-day Lock-Up period;
     (c)  37,500 shares with a 180-day Lock-Up period;
     (d)  37,500 shares with a 270-day Lock-Up period; and
     (e)  37,500 shares with a 365-day Lock-Up period.

Christopher D. Gilcher and Donald E. Quarterman agree that for the periods specified above which shall commence on the Effective Date (the "Lock-up Period") they will not, during the applicable Lock-Up period, without the prior written consent of Tel-One, Inc., sell any of the shares in the public markets which are held in escrow pursuant to the Escrow Agreement attached hereto as Exhibit "A" and which are described in paragraphs (b), (c) , (d), and (e) above. At the end of each such Lock-up Period, Messrs. Gilcher and Quarterman shall have the right to receive the shares held in escrow for which the Lock-up Period has expired, and such shares shall have no further restrictions (i.e., such shares shall be freely tradable).


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